UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SCHRÖDINGER, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee paid previously with preliminary materials
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SUPPLEMENT TO PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS
To be held on Tuesday, June 18, 2024
Schrödinger, Inc. (the “Company”) is filing this supplement on May 30, 2024 to update biographical information for Ramy Farid, a director nominee and the Company’s president and chief executive officer, contained in the Company’s Definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 25, 2024 (the “Proxy Statement”), and made available to the Company’s stockholders in connection with the solicitation of proxies on behalf of the board of directors of the Company for its annual meeting of stockholders to be held on June 18, 2024, or any adjournment or postponement thereof.
The Company urges you to read the Proxy Statement and this supplement in their entirety. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.
Updates to Ramy Farid’s Biographical Information
As of the date of this supplement, Dr. Farid serves as a director at three public companies: Schrödinger, Inc., Vir Biotechnology, Inc. and Structure Therapeutics Inc. (“Structure”). Dr. Farid’s term on the board of directors of Structure will expire on June 25, 2024 at Structure’s 2024 annual general meeting of shareholders, and Dr. Farid is not standing for re-election to Structure’s board of directors. Once Dr. Farid’s term on the board of directors of Structure ends on June 25, 2024, Dr. Farid will be serving on only two public company boards, one of which will be the Company’s board of directors.
May 30, 2024